Exhibit 10.1

CONTRIBUTION AGREEMENT

between

PACIFIC SOFTWARE, INC.

and

MARINUS JELLEMA

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into and effective as of December __, 2009, by and between PACIFIC SOFTWARE, INC., a Nevada corporation (“Pacific”) and MARINUS JELLEMA (“Mr. Jellema”).

EXPLANATORY STATEMENT

A.

Pacific is a development stage company that was in the business of developing and marketing a large file transfer software package named LargeFilesA.S.A.P. and, as of the date hereof, Pacific has not recorded any sales thereof (the “Attempted Business”).

B.

Pacific is a “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended).

C.

Pacific’s common stock is eligible for quotation on the OTC Bulletin Board but has never been quoted or traded thereon and there is no active secondary market therefor.

D.

Pacific entered into a non-binding letter of intent (the “Letter of Intent”) in August 2009 for the sale and issuance to a third party of up to 98% of Pacific’s common stock and, in connection with the closing of such proposed transaction, Mr. Jellema would have returned the Jellema Common Stock to Pacific’s treasury for cancellation. The Letter of Intent expired by its own terms on November 15, 2009.

E.

In connection with the transactions contemplated by the Letter of Intent and due to Pacific never having recorded any sales or revenues, Pacific wrote down all remaining value on its Balance Sheet of its Technology Rights (collectively, the “Written-Down Assets”) in respect of the Attempted Business and maintained the nominal value of the Equipment.

F.

Mr. Jellema owns 3,840,000 shares of $.001 par value common stock (the “Jellema Common Stock”) of Pacific, substantially all of which were issued to Mr. Jellema in connection with his assignment to Pacific of certain assets, the value of all of which has been written down to nil.

G.

Pacific is indebted to Mr. Jellema and his affiliates in the approximate amount of $1__,000 (the “Pacific – Jellema Debt”).

H.

Mr. Jellema is willing to discharge and release Pacific of all of the Pacific – Jellema Debt.

I.

Mr. Jellema is willing to return the Jellema Common Stock to Pacific’s treasury for cancellation.

J.

Mr. Jellema has been an officer and director of Pacific since inception.

K.

Mr. Jellema desires to purchase and Pacific desires to sell and transfer to Purchaser, substantially all of the Written-Down Assets of Pacific used in connection with the Attempted Business on the terms and conditions stated herein.

NOW THEREFORE, in connection with the Explanatory Statement that shall be deemed a substantive part of this Agreement, for and in consideration of the mutual covenants, promises, agreements, representations and warranties contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree, represent and warrant as follows:

1.

Purchase and Sale of Purchased Assets.

1.1.

Purchased Assets. Except as and to the extent otherwise provided in Section 1.2 below, Purchaser agrees to purchase from Pacific, and Pacific agrees to sell, transfer and assign to Purchaser free and clear of any and all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests of any kind whatsoever, all of the assets, wherever located, that are owned by Pacific, or in which Pacific has any rights, title or interest (to the extent of such right, title or interest), and were solely used in connection with the Attempted Business (collectively referred to herein as the “Purchased Assets”). The Purchased Assets shall include, but shall not be limited to, all of Pacific’s right, title and interest in and to the Written-Down Assets and, if not otherwise included therein, the following, all of which constitute nominal value:

1.1.1.

All of the tangible personal property, machinery, equipment, phones, tools, machines and electric parts, supplies, computers, office furniture and fixtures and vehicles, wherever located, owned by Pacific and solely used in connection with the Attempted Business (collectively, the “Tangible Assets”);

1.1.2.

All of the rights, tangible and intangible, and leasehold interests in personal property, of Pacific existing under any of the contracts, agreements, leases, licenses, instruments or commitments, and under any contracts, agreements, leases, licenses, instruments and commitments which are entered into by Pacific in connection with the Attempted Business after the date hereof and prior to the Closing Date (as defined in Section 10.1, below) with the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or denied;

1.1.3.

All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, solely used in connection with the Attempted Business;

1.1.4.

All rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, designs, patents, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Pacific in connection with the Attempted Business;

1.1.5.

All copyrights, trade names and service marks of Pacific used in the Attempted Business, and all applications therefor, and all documentation embodying, representing or otherwise describing any of the foregoing with the agreement that the name “PACIFIC SOFTWARE” will be transferred by Pacific to Purchaser within one (1) year of the Closing Date;

1.1.6.

All rights in and to the customer lists, promotion lists, supplier lists, marketing data and other compilations of names and data developed in connection with the Attempted Business, and which shall be delivered by or on behalf of Pacific to Purchaser at the Closing;

1.1.7.

All of Pacific’s rights in and to the computer software programs (including software licensed to Pacific) used in connection with the Attempted Business or developed or under development by, or on behalf of, Pacific in connection with the Attempted Business or developed or under development by, or on behalf of, Pacific in connection with the Attempted Business, including the source code, object code and documentation for such software, in each case to the extent that Pacific possesses and has a right to possess and transfer the same;

1.1.8.

All account lists, files, books and records, including personnel records, publications, and other records and data solely used in connection with the Attempted Business except the corporate minute book, stockholder list, and all other corporate records required by Pacific to maintain its corporate existence and SEC reporting obligations;

1.1.9.

Any goodwill associated with the Attempted Business and the Purchased Assets, including the Intangible Property Rights;

1.1.10.

All assets of any kind, nature or description owned by Pacific not otherwise described in this Section 1.1 which are used exclusively in connection with the Attempted Business and which are not Excluded Assets (as defined in Section 9.1.5, below).

1.2.

Purchase Price for Assets: Allocations. The purchase price for the Purchased Assets shall be the transfer to the treasury of Pacific for cancellation all of the Jellema Common Stock (the “Purchase Price”). The Purchase Price shall be allocated to the Purchased Assets as determined by Purchaser in Purchaser’s sole discretion.

1.3.

Payment of Purchase Price. On the terms and subject to the conditions of this Agreement, at Closing Mr. Jellema shall pay the Purchase Price to Pacific by assignment of the Jellema Common Stock to Pacific for cancellation.

1.4.

Tax Information. Purchaser acknowledges receipt of all tax information of Pacific that he deems appropriate

2.

Liabilities of Pacific. Purchaser assumes and shall be solely liable and responsible for all debts, obligations, duties, and liabilities directly or indirectly related to the Attempted Business incurred prior to the Closing Date, and shall indemnify and hold Pacific harmless therefrom. Further, at Closing, Mr. Jellema shall discharge and release Pacific of all of the Pacific – Jellema Debt. Other than liabilities assumed by Purchaser and the discharge of the Pacific – Jellema Debt, as of the Closing Date, Pacific may have liabilities in an amount not to exceed $45,000.

3.

Creditor Matters. The transactions contemplated by this Agreement are intended by the parties to be a contemporaneous exchange between Pacific and Mr. Jellema and will be accomplished at Closing. The transactions contemplated by this Agreement represent a regularly conducted, noncollusive sale, and have been negotiated by the parties in an arm’s length manner with due regard for the respective obligations of the parties and value of the Purchased Assets and the Jellema Common Stock.

4.

Assembly of Purchased Assets. Pacific shall assemble all of the Purchased Assets at the Premises for delivery to Purchaser at Closing.

5.

Customer and Supplier Lists and Records. Prior to or at the Closing, Pacific shall furnish Mr. Jellema with all of Pacific’s Customer and Supplier Lists, which shall include a complete and correct list of all of Pacific’s customers and suppliers and their addresses, telephone numbers and such other and further information as Mr. Jellema may reasonably request solely in respect of the Attempted Business.

6.

No Adjustment of Purchase Price. The Purchase Price will not be adjusted for any prorations.

7.

Approvals, Permits, Licenses and Authorizations. Promptly after the execution of this Agreement, Pacific and Purchaser shall use their respective best efforts to obtain such approvals, consents, permits, licenses and authorizations, if any, of all Governments and Governmental Agencies (as defined in Section 9.1.4, below) as may be required to complete lawfully the transactions contemplated hereby and to enable Mr. Jellema to acquire the Purchased Assets and operate the Attempted Business as previously operated by Pacific and in full compliance with any and all applicable laws, rules and regulations. Pacific agrees to cooperate fully, execute, acknowledge, swear to and deliver such instruments and documents and take all such other and further actions as may be necessary or desirable in order to obtain such approvals, consents, permits, licenses and authorizations.

8.

Brokerage Commissions; Finder’s Fees. Each party hereto represents and warrants to the other party that it or he, as applicable, has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions reflected hereby.

9.

Representations and Warranties.

9.1.

Representations and Warranties of Pacific. Pacific represents and warrants to Mr. Jellema as of the date hereof and as of the Closing Date that:

9.1.1.

Ownership of Pacific. Pacific has the power and authority to sell, assign, transfer and deliver the Purchased Assets to Mr. Jellema in accordance with the terms of this Agreement, to consummate the transactions contemplated herein and to enter into the Agreement.

9.1.2.

Due Organization; Name and Address; Good Standing, Authority of Pacific. Pacific is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Pacific is not in breach or violation of, and the execution, delivery and performance of this Agreement will not result in a breach or violation of, any of the provisions of its Articles of Incorporation, Bylaws, stockholder agreements or any other corporation documents or agreements, amended to the date of this Agreement (“Pacific’s Corporate Documents”).

9.1.3.

Authorization and Validity of Agreement. Pacific has the full right, power and authority to execute, acknowledge and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution, acknowledgment and delivery of this Agreement by Pacific and the performance by Pacific of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed, acknowledged and delivered by Pacific and is the legal, valid and binding obligation of Pacific, enforceable against Pacific in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

9.1.4.

Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment, delivery, and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any consent, approval, or filing under, (i) any common law, law, statute, ordinance, rule or regulation (collectively referred to throughout this Agreement as “Laws”) of any federal, state or local government (collectively referred to throughout this Agreement as “Governments”) or any agency, bureau, commission, instrumentality or judicial body of any Governments (collectively referred to throughout this Agreement as “Governmental Agencies”), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Pacific (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Purchased Assets pursuant to, (i) Pacific’s Corporate Documents, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument, document or agreement to which Pacific is a party or by which Pacific or any of the Purchased Assets are bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Pacific or any of the Purchased Assets are bound; and all permits, licenses and authorizations of any Government or Governmental Agency required to be obtained prior to the Closing, shall have been obtained and shall be in full force and effect as of the Closing Date.

9.1.5.

Title of Assets. Pacific has, and Purchaser will acquire at Closing, sole and exclusive, good and marketable title to all of the Purchased Assets, free and clear of any and all pledges, claims, threats, liens, restrictions, leases, security interests, charges and encumbrances, except as disclosed on Schedule 1.1 attached hereto and made a part hereof (such items being referred to herein as the “Excluded Assets”). Purchaser is accepting the Tangible Assets in “as is” condition with no express or implied warranties whatsoever.

9.2

Representations and Warranties of Mr. Jellema. Mr. Jellema represents and warrants to Pacific, as of the date hereof and as of the Closing Date that:

9.2.1.

Ownership of Jellema Common Stock. Mr. Jellema is the record and beneficial owner of the Jellema Common Stock and has not entered into any option, warrant, or right agreement in respect thereof. The Jellema Common Stock is fully paid and nonassessable and there are no liens or encumbrances against any of such shares.

9.2.1.

Power. Mr. Jellema has full right, power and authority to enter into this Agreement and to perform his obligations hereunder.

9.2.2.

Due Execution and Delivery of Agreement. The execution, delivery and performance by Mr. Jellema of this Agreement and the transactions contemplated hereby have been duly and validly approved by Mr. Jellema. This Agreement has been duly executed, acknowledged and delivered by Mr. Jellema and is a legal, valid and binding obligation of Mr. Jellema, enforceable against Mr. Jellema in accordance with its terms except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

10.

Closing.

10.1.

Time, Date and Place. The closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place on December __, 2009, at the offices of Pacific or such time and place as the parties hereto may determine (the “Closing Date”), concurrently with Mr. Jellema’s resignation as chief executive officer, president, and secretary of Pacific and Harrysen Mittler’s appointment as president and secretary and a director of Pacific. Each party hereto shall be responsible for and pay the normal and customary closing costs applicable to each such party.

10.2.

Actions to Be Taken at the Closing. At the Closing, the following actions, among others, shall occur:

10.2.1.

Pacific shall deliver to Mr. Jellema the Purchased Assets.

10.2.2.

Pacific shall execute and deliver to Mr. Jellema the Bill of Sale, with warranties of merchantable title to the Purchased Assets, assigning, transferring and conveying the Purchased Assets to Mr. Jellema at time of Closing.

10.2.3.

Mr. Jellema shall pay the Purchase Price as set forth in Section 1.3 above by execution and delivery to Pacific at Closing of the certificates representing the Jellema Common Stock and one or more Stock Assignments Separate from Certificate, each executed in such manner as to vest in Pacific, then and there, title to such shares such that Pacific can cancel the Jellema Common Stock.

10.3.

Contemporaneous Transfer. All transfers, assignments, conveyances, and transactions under this Agreement shall be effected contemporaneously and shall be a contemporaneous exchange for present value between Pacific and Mr. Jellema.

10.4.

Prior Cessation of Operation of Attempted Business. Prior to the date of the Agreement, Pacific ceased to operate the Attempted Business and, from and after the date hereof, shall not take any action with respect to any of the Purchased Assets or the Attempted Business, except as expressly provided herein.

11.

Expenses of Transactions. All sales, transfer and use taxes incurred in connection with the sale, assignment, transfer and delivery of the Purchased Assets shall be paid by Mr. Jellema.

12.

Miscellaneous.

12.1.

Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or at or in connection with the Closing) shall survive the execution, acknowledgment and delivery of this Agreement and the consummation of the transactions contemplated hereby.

12.2.

Entire Agreement. This Agreement (including the Schedule hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

12.3.

Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, Mr. Jellema may assign this Agreement to any corporation or other entity to be formed and owned or controlled by Mr. Jellema and, upon such assignment, shall be released and relieved from any further duty, liability or obligation hereunder.

12.4.

Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

12.5.

Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12.6.

Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

12.7.

Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.8.

Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile signature shall be deemed an original signature for all purposes.

12.9.

Applicable Law; Jurisdiction and Venue; Service of Process. This Agreement shall be governed by, construed, interpreted and enforced in exclusive accordance with the laws of the State of Nevada. Any suits, proceedings or other actions relating to, arising out of or in connection with this Agreement shall be submitted to the in personam jurisdiction of the courts of the State of Nevada, located in Clark County.

12.10.

Legal Expenses. If any legal action is commenced to enforce any provision of this Agreement, the prevailing party in such legal action shall be entitled to receive, in addition to any damages or other legal remedy, his or its legal costs including but not limited to legal fees, court costs and expert fees, incurred in such action.

12.11.

Remedies. The parties hereto acknowledge that, in the event of a breach of this Agreement, any claim for monetary damages hereunder may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available by law, in equity, by statute or otherwise.

12.12.

Further Assurances. Each party hereto agrees to execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the other party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

12.13.

Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PURCHASER:

PACIFIC:

PACIFIC SOFTWARE, INC.

By: /s/ MARINUS JELLEMA

MARINUS JELLEMA

Treasurer

By: /s/ Harrysen Mittler

HARRYSEN MITTLER, President